Exhibit 99.1

Astea Reports Second Quarter 2014 Results

HORSHAM, Pa., Aug. 14, 2014 /PRNewswire/ -- Astea International Inc. (NASDAQ: ATEA), a global provider of service lifecycle management and mobility solutions, today announced financial results for the quarter ended June 30, 2014.

For the quarter ended June 30, 2014, Astea reported revenues of $5.3 million which were flat compared to the same period in 2013. Net loss for the second quarter was $0.8 million or ($0.23) per share, compared to a net loss of $1.0 million or ($0.29) per share for the same period in 2013. Software license revenues were $1.2 million, a 32% increase over the same period in 2013. Service and maintenance revenues were $4.1 million compared to revenues of $4.4 million for the same period in 2013.

"Multiple organizations throughout the world selected Astea's service management solution during the second quarter including: a premier medical device company in Japan; a Fortune 1000 Fire & Security Services Company; the second largest Electronic Security Services Company, that is part of a Fortune 500 Company; a leading grocery store chain with more than 400 locations; an innovative medical device company that manufactures and services medication dispensing equipment; and the Asia Pacific division of a Fortune 500 imaging equipment company," stated Zack Bergreen, CEO of Astea International. "These new deals were comprised of both on-premise as well as cloud delivery models, and we continue to see strong demand for both offerings. We also had multiple customers successfully go live this quarter with a combination of both new implementations as well as upgrades and country expansions with existing deployments."

Mr. Bergreen further stated, "Unfortunately, some of the deals that we originally projected to close in the second quarter, slipped into the third quarter. Due to the extended and complex sales cycles with these large enterprise opportunities, many global in nature, it does become much more challenging to accurately predict the timing of these deals. But I am happy to report that we have already concluded some of those deals. One example was a recent joint win with one of our strategic partners, Capgemini, for approximately 1,000 cloud subscribers in Europe."

"We remain very encouraged by the increasing adoption rate of our cloud offering and expect strong growth moving forward. Although we started our cloud offering with a relatively small base, we are showing significant growth. From June 30, 2013, the number of subscribers to our cloud offering has increased over 600% and our monthly contracted recurring revenue has grown by over 400%," stated Rick Etskovitz, CFO of Astea International. "While we do not expect to maintain those growth rates, we are very excited about the adoption rate and are optimistic about our ability to maintain this momentum and continue to add new customers so that we can make hosting a significant contributor of revenue and profitability to our business."

Outlook

Mr. Bergreen concluded, "Our latest product release continues to receive high accolades from industry analysts, customers and prospects, as we continue to have a superior product when it comes to addressing the needs of service organizations around the globe. We are seeing many more very large user count opportunities, in our pipeline, than we have in the past. Additionally, our partner ecosystem growth strategy is reaping results, with the number of partner-driven opportunities now accounting for a larger percentage of our global pipeline. Our solid product portfolio, longevity in the service management space, and domain expertise have proven to be a difficult combination for our competitors to beat. We expect continued momentum as we move forward through 2014."

Astea will host a conference call that will be broadcast live over the Internet on August 14, 2014 at 4:30pm ET to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2014 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

CONTACT: Investor Relations Contact - Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com